Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Leo Wang	Mr. Crocker Coulson
Chief Financial Officer	President
China Wind Systems, Inc.	CCG Investor Relations
Tel: +1-877-224-6696 x705	Tel: +1-646-213-1915 (NY Office)
E-mail: leo.wang@chinawindsystems.com	E-mail: crocker.coulson@ccgir.com

Website: www.chinawindsystems.com	Website: www.ccgirasia.com

China Wind Systems, Inc. Awarded RMB 1 Million Government Grant

Wuxi, Jiangsu Province, China – June 22, 2009 – China Wind Systems, Inc. (OTC Bulletin Board: CWSI.OB) (“China Wind Systems” or the “Company”), a leading supplier of forged products and industrial equipment to the wind power and other industries in China, announced today that the Company received RMB 1 million (approximately US $146,000) in a grant from the Economic and Trade Bureau of Huishan District, Wuxi City on June 18, 2009.  China Wind Systems will use the grant for working capital purposes to increase production of forged products.

“We are very pleased to receive this special grant, which signifies part of the Chinese government’s investment in the wind power industry,” commented Mr. Jianhua Wu, Chairman and CEO of China Wind Systems, Inc. “As the government promotes renewable energy, our role as a supplier to the wind power industry will become increasingly prominent. We are confident that we are well-positioned to take advantage of the expected continued industry growth.”

About China Wind Systems, Inc.

China Wind Systems supplies forged rolled rings to the wind power and other industries and industrial equipment to the textile and energy industries in China. With its newly finished state-of-the-art production facility, the Company is expected soon to significantly increase its shipment of high-precision rolled rings and other essential components primarily to the wind power and other industries. For more information on the Company, visit http://www.chinawindsystems.com. Information on the Company’s Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

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